Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated January 3, 2006, except for Note 6, as to which the date is January 23, 2006, on the financial statements of Cardinal Ethanol, LLC (a development stage company) as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (February 7, 2005) to September 30, 2005 in the Form SB-2 Registration Statement of Cardinal Ethanol, LLC dated on or about February 10, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
Certified Public Accountants

Minneapolis, Minnesota
February 10, 2006